Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of December 22, 2025, by and among Twelve Seas Sponsor LLC, Twelve Seas Holdings LLC and Dimitri Elkin (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Twelve Seas Investment Company III as of December 22, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: December 22, 2025	Twelve Seas Sponsor LLC

By: Twelve Seas Holdings LLC, its managing member

	By:	/s/ Dimitri Elkin

Date: December 22, 2025	By: Twelve Seas Holdings LLC

	By:	/s/ Dimitri Elkin
		Name:	Dimitri Elkin
		Title:	Managing Member

Date: December 22, 2025
	By:	/s/ Dimitri Elkin
Dimitri Elkin